Exhibit 99

   RPC, Inc. Announces Increased Dividend and Authorizes Expansion of Stock
                               Buyback Program

     - 20 percent increase in quarterly dividend to $0.03 per share

     - Amount authorized under repurchase program increased by 1.5 million shares

    ATLANTA, Jan. 27 /PRNewswire-FirstCall/ -- The RPC, Inc. (NYSE: RES) Board of Directors declared a regular quarterly cash dividend of $0.03 per share payable March 10, 2004 to common shareholders of record at the close of business February 10, 2004, an increase of 20 percent over the previous quarter's dividend.

    The Company also announced today that the Board approved an increase of
1.5 million shares, raising the total amount in the current stock repurchase program to 3.5 million shares. Shares may be purchased from time to time on the open market at market prices or in privately negotiated transactions. The current repurchase program was authorized on March 9, 1998, and 161,000 shares remain under this original authorization.

    "We believe there are many times that the public market undervalues RPC's stock, and we want the opportunity to continue to buy back our shares at what we believe are attractive levels," said Richard A. Hubbell, President and CEO of RPC, Inc. "Our current cash position allows us to implement this repurchase program that reflects our commitment to enhance shareholder value. We are also pleased to be able to increase our cash dividend, as one way of rewarding our shareholders and potentially increasing the investment appeal of our common stock."

    RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating business units include Cudd Pressure Control, Patterson Services, and Bronco Oilfield Services. RPC's investor Web site can be found on the Internet at www.rpc.net .

     For information contact:
     BEN M. PALMER
     Chief Financial Officer
     404.321.2140

     JIM LANDERS
     Corporate Finance
     404.321.2162
     irdept@rpc.net

SOURCE  RPC, Inc.
    -0-                             01/27/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-2140, or Jim Landers, Corporate Finance, +1-404-321-2162, or irdept@rpc.net, both of RPC, Inc./
    /Web site:  http://www.rpc.net /
    (RES)

CO:  RPC, Inc.
ST:  Georgia
IN:  OIL
SU:  DIV